TIME WARNER

News Release


From:
Edward Adler
(212) 484-6630


For Immediate Release

            TIME WARNER, ITOCHU AND TOSHIBA ENHANCE RELATIONSHIP

-ITOCHU and TOSHIBA To Exchange Interest in Time Warner Entertainment for
                      Equity in Time Warner Inc. -

NEW YORK, Sept. 1, 1995 - Time Warner Inc. announced today that it has reached an agreement with ITOCHU Corp. and Toshiba Corp. that will enhance their relationship with Time Warner by exchanging their interests in Time Warner Entertainment for equity in Time Warner Inc. The agreement was announced today by Time Warner Inc. Chairman and CEO Gerald M. Levin, ITOCHU President and CEO Minoru Murofushi and Toshiba President and CEO Fumio Sato.

In making the announcement, Time Warner's Mr. Levin said, "We are pleased to enhance our long-term global strategic alliance with ITOCHU and Toshiba that began more than three and a half years ago. With today's agreement, ITOCHU and Toshiba will now expand their relationship and financial interests to all of our businesses. We expect to continue to use our respective strengths jointly to pursue mutually beneficial opportunities in global markets."

ITOCHU President and CEO Minoru Murofushi said, "As the world's largest trading company, ITOCHU has been extremely pleased with our strategic relationship with Time Warner. Success of our partnership with Time Warner to date includes the establishment of a cable MSO in Japan. We are very happy to broaden and expand our role with Time Warner by becoming one of the company's largest shareholders. We are firm believers in Time Warner's strategy, and by acquiring an interest in all Time Warner assets, look forward to continuing and enhancing our relationship."

Mr. Fumio Sato, President and CEO of Toshiba Corp. said, "We value our strategic relationship with Time Warner and are pleased that we have reached an agreement to enhance and broaden it. The relationship has borne fruit in many areas for Toshiba including the creation of the digital video disc which will be a future key platform to maximize cooperation with resources of Warner Bros.,

(continues.....)

  Corporate Communications Time Warner Inc. 75 Rockefeller Plaza
             New York, NY  10019  Tel 212 484-6638

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Time Warner, ITOCHU and Toshiba, Page 2-


Warner Music Group and Time Inc. The development of new business such as Time Warner Entertainment Japan and Titus Communications Inc., Japan's first MSO system operator, is another vital token of our effective business collaborations."

Under the terms of the agreement, ITOCHU and Toshiba will each exchange the 5.6% pro rata equity interest it holds in Time Warner Entertainment, a limited partnership comprising Warner Bros., HBO and the Time Warner Cable businesses. Depending on the form of the transaction selected by ITOCHU and Toshiba, which will result in differing tax consequences for them and Time Warner, each of them will receive either (i) 7 million shares of Time Warner Convertible Preferred Stock and $10 million in cash or (ii) 8 million shares of Time Warner Convertible Preferred. Each preferred share has a liquidation value of $100 per share and is convertible at a stated price of $48 a share. The preferred stock will pay a dividend for four years at the rate of $3.75 a share. Once the transaction is consummated, Time Warner will hold 75% of the pro rata equity interest in TWE, with partner U S WEST holding 25%.
Time Warner will continue to own 100% of the senior and junior priority capital accounts in Time Warner Entertainment. The transactions are expected to close shortly.

Toshiba, a world leader in high technology, is one of the world's largest integrated manufacturer of electronics and electric equipment. The company is committed to information/communication oriented businesses such as multimedia, which it supports with state-of-the-art semiconductors, computers, display devices and system integration. Toshiba has 190,000 employees worldwide and annual sales of U.S. $54 billion.

ITOCHU is the world's largest trading group with more than $186 billion in annual sales. It operates in 90 countries and controls more than 800 affiliated companies which deal in over 50,000 different products and services including textiles, machinery, electronics, metals, energy, chemicals, food products, real estate and communications services.

Time Warner Inc. is the world's leading media and entertainment company, with interests in magazine and book publishing, recorded music and music publishing, filmed entertainment, broadcasting and theme parks and cable television and cable television programming.

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